Exhibit 8.1

[Letterhead of Latham & Watkins LLP]

November 12, 2020

Postmates Inc.

201 3rd Street, Suite 200

San Francisco, CA 94103

Re:       Agreement and Plan of Merger dated July 5, 2020

Ladies and Gentlemen:

We have acted as special counsel to Postmates Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of July 5, 2020 (the “Merger Agreement”), by and among the Company, Uber Technologies, Inc., a Delaware corporation (“Parent”), News Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and News Merger Company LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Company”). This opinion is being delivered in connection with the Registration Statement on Form S-4 (File No. 333-242307) (as amended through the date hereof, the “Registration Statement”) of Parent, including the consent solicitation statement/prospectus forming a part thereof (the “Consent Solicitation Statement/Prospectus”), relating to the transactions contemplated by the Merger Agreement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement and the Consent Solicitation Statement/Prospectus, (iii) the respective tax representation letters of Parent, Merger Sub and Merger Company and of the Company, each dated as of November 12, 2020, and delivered to us for purposes of this opinion, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time or the Second Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Mergers will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Consent Solicitation Statement/Prospectus, and the Mergers will be effective under the laws of the State of Delaware;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time and the Second Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time or the Second Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time and the Second Effective Time, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement, the Registration Statement and the Consent Solicitation Statement/Prospectus.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Mergers. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Mergers as described in the Merger Agreement, or to any transaction whatsoever, including the Mergers, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein under the captions “U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP